The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

The information contained in this communication is subject to change, completion or amendment from time to time. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE DEPOSITOR OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE DEPOSITOR IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2005 JPMorgan Chase & Co. – All rights reserved.  J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC.  JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

J.P. MORGAN SECURITIES INC.
JPMAC 2006-CW1
MAY 2006
COLLATERAL SUMMARY

		Minimum	Maximum
Scheduled Principal Balance	$891,817,320.19	$5,178.64	$960,000.00
Average Scheduled Principal Balance	$175,175.27
Number of Mortgage Loans	5,091

Weighted Average Gross Coupon	8.092%	5.375%	15.625%
Weighted Average Fico Score	614	500	810
Weighted Average Combined Original LTV	79.20%	6.32%	100.00%
Weighted Average DTI	41.11%	0.11%	64.53%

Weighted Average Original Term	354	120	360
Weighted Average Stated Remaining Term	351	108	359
Weighted Average Seasoning	3	1	72

Margin	6.892%	2.320%	11.720%
Minimum Mortgage Rate	8.168%	4.850%	13.875%
Maximum Mortgage Rate	15.049%	10.500%	20.875%
Initial Periodic Cap	1.778%	1.000%	6.000%
Periodic Cap	1.408%	1.000%	3.000%
Next Rate Adj. (mos)	23	2	59

Maturity Date		5/1/2015	4/1/2036
Maximum ZIP Code Concentration	92337(0.32%)

ARM	73.80%
Fixed Rate	26.20%

Interest Only	31.05%
Not Interest Only	68.95%
Interest Only Term	40

First Lien	96.99%
Second Lien	3.01%

Full Documentation	62.45%
Stated Documentation	37.55%

Purchase	40.69%
Cash Out Refinance	55.84%
Rate/Term Refinance	3.48%

Primary	96.18%
Non-Owner	3.40%
Second Home	0.42%

Single Family	71.27%
PUD	17.16%
Condominium (Low Rise)	6.00%
Multi Family	4.61%
Condominium (High Rise)	0.73%
Manufactured Home	0.23%

Top Five States	CA(24.64%)
	FL(10.98%)
	NY(5.86%)
	IL(4.87%)
	TX(4.20%)